CONTACT:                                  -OR-       INVESTOR RELATIONS COUNSEL:
Richard Propper, MD, Chairman                        Adam Prior
Chardan North China Acquisition Corp.                (212) 836-9606
(619) 795-4627                                       aprior@equityny.com
                                                     -------------------
                                                     Devin Sullivan
                                                     (212) 836-9608
                                                     dsullivan@equityny.com
                                                     ----------------------

                              FOR IMMEDIATE RELEASE

    CHARDAN NORTH CHINA ACQUISITION CORP. ANNOUNCES BUSINESS COMBINATION WITH
       BEIJING HOLLYSYS COMPANY, LTD AND HANGZHOU HOLLYSYS AUTOMATION, LTD
       -------------------------------------------------------------------

San Diego, CA and Beijing, China - February 2, 2006 - Chardan North China Acquisition Corp. (OTCBB: CNCA, CNCAU, CNCAW) ("Chardan North") announced today that it has entered into a definitive stock purchase agreement pursuant to which it will acquire a controlling interest in Beijing HollySys Company, Limited and Hangzhou HollySys Automation, Limited (collectively referred to as "HollySys"). Upon completion of the transaction, Chardan North will own 74.11% and 89.64%, respectively, of the two companies. If approved by the stockholders of Chardan North, the transaction is expected to close in the second quarter of 2006. At closing, Chardan North will change its name to HLS Systems International, Limited ("HLS" or the "Company").

Under  the  terms  of  the   acquisition,   Chardan   North  will  acquire  from
participating shareholders their equity interests in HollySys, by acquiring Gifted Time Holdings, Ltd., a British Virgin Islands corporation that holds all of those interests. The Gifted Time interests in HollySys will be exchanged for:

      1. 23,500,000 shares of common stock of Chardan North, which will equal 77% of the total issued and outstanding common stock of the post-transaction company, and

      2.    cash compensation of $30,000,000.

Since its inception in 1996, HollySys has become one of the leading automation systems providers in the People's Republic of China ("PRC"), developing a number of core technologies and completing over 3000 projects utilizing a wide array of automation products. HollySys specializes in the research, development, production, sale and distribution of industrial automation and control systems, competing effectively with both domestic Chinese companies and large, multinational participants. HollySys develops systems for continuous, batch and discrete production processes. HollySys commenced operations with a focus on heavy industry, capitalizing on China's rapid industrial expansion to establish itself in the market. Subsequently, it has successfully entered the food and

Chardan North China Acquisition Corp.                                     Page 2
February 2, 2006


beverage, pharmaceutical, railway and nuclear power industries in China. HollySys anticipates that it will be able to capture a significant share of the customers operating in these sectors in the future.

HollySys reported US GAAP audited revenues for the fiscal year ended June 30, 2005 of US $79.6 million, up 49.9% over fiscal 2004 revenues of US $53.1 million. Net income for fiscal 2005 increased 189% to US $13.7 million from fiscal 2004 net income of $4.7 million. The Company's annual revenues and earnings grew at a compounded rate of 48.7% and 149.5%, respectively, from fiscal 2003 through fiscal 2005.

Dr. Richard Propper, Chairman of Chardan North, commented, "We are extremely pleased to have identified a company with HollySys' exceptional record and potential as an acquisition target. HollySys is profitable, cash flow positive and is in the early stages of its growth cycle. It has developed a platform technology and a record of success that should permit it to both significantly increase its share of key Chinese markets and to enter international markets. As a result, we are confident that HollySys will be able to sustain its impressive growth for an extended period of time. Under the leadership of Dr. Wang Changli, HollySys has established its powerful technological platform by taking advantage of China's skilled, plentiful and low-cost engineering talent."

The Transaction
---------------
Under the terms of the acquisition, the equity interests of the participating HollySys shareholders will be exchanged for 23,500,000 shares of common stock of Chardan North equal to 77% of the total issued and outstanding common stock of the post-transaction company, and a cash consideration of $30,000,000. A variable portion of the cash consideration will be deferred, ranging from $3,000,000 to $7,000,000, depending on the number of shares that Chardan North shareholders redeem, if any, in the process of approving the transaction. The deferred cash compensation will either be paid at the rate of 50% of positive cash flow generated by the Company post-acquisition based on audited financial statements or upon the receipt of $60,000,000 in equity investment, whether from the exercise of issued and outstanding warrants or other sources.

Chardan North China Acquisition Corp.                                     Page 3
February 2, 2006


As additional consideration, participating parties will be entitled to receive, on an all or none basis each year, an additional 2,000,000 shares for each of the next four fiscal years beginning with the year ending June 30, 2007 if HollySys achieves the following operating after-tax profits:

                FY Ending June 30             After-Tax Profit
                -----------------             ----------------
                       2007                     $ 23,000,000
                       2008                     $ 32,000,000
                       2009                     $ 43,000,000
                       2010                     $ 61,000,000

About HollySys
--------------
HollySys has more than 1000 employees in Beijing and Hangzhou, and at 7 regional sales and service offices throughout China. This geographic reach allows HollySys to serve virtually all industrialized areas of the country, with additional offices to be opened as the westward spread of industrialization in China expands its market into new locations. Although HollySys currently conducts nearly all of its business within the PRC, it is entering the international market based on cost and quality advantages that it believes it has over several of its international competitors.

HollySys' business segments can be placed in three categories:

o Conventional Industrial Automation -- generated approximately 84% of fiscal 2005 revenues, and consists of Distributed Control Systems (DCS) and Programmable Logic Controller Systems (PLC) products that can be utilized in a number of different industries. HollySys is currently the second largest supplier in China's US $628 million DCS market with a 15.4% market share, followed by companies such as Honeywell, Xinhua, Emerson and Siemens, among others. Hollysys' products include HOLLiAS, a software platform introduced in 2004 that integrates management functions and control systems.

o Rail Transportation Automation and Solutions -- comprised 15% of fiscal 2005 revenues and is segmented into two domains: traditional rail, comprising state railway networks; and corporate railway lines and urban subway transportation. HollySys estimates that it controls approximately 1/3 of that segment of this market that is currently served by domestic companies (including HollySys). HollySys' products include railway signaling systems and special motors and drivers for motion control. HollySys estimates that total investments on communication signal equipment (the market it serves in this space) in the traditional rail

Chardan North China Acquisition Corp.                                     Page 4
February 2, 2006


      industry will approximate US $1.0 billion from 2006-2010. In addition, HollySys estimates that investments totaling US $24 billion will be made on subway and city-rail projects from 2006 to 2010.

o Nuclear Power Plant Automation -- HollySys is the sole homegrown supplier that meets the rigorous safety and regulatory requirements in this industry. HollySys has completed 30 projects in the industry. During the past two decades, with the development of control and information technology as well as users' growing demands for advanced control and management functions, new nuclear power plant design has gradually turned to digital control systems and instrumentation and control ("I&C") systems. HollySys is the first and one of the few businesses in China that has entered into the nuclear power digital I&C System field.

Dr. Propper continued, "To put the business in context, over the past two decades China has been transitioning from an agrarian economy to an industrial economy at an unprecedented rate. The expansion of industry in China has created a concomitant increase in the need for automation equipment. There is continuing pressure on manufacturers to increase product quality and product reliability while decreasing cost. The use of advanced automation systems such as those designed and produced by HollySys is essential to achieving those objectives.

"The dramatic rate of industrialization in China and its emergence as a consumer society have created infrastructure shortages in, among other sectors, power generation and rail transportation. As a result, the central government has earmarked the development of these two industries as critical in their latest 5-year plans. That will benefit the automation and controls industry generally, and HollySys in particular.

"Automation and control systems enhance the efficiency of conventional power generating systems. As a result, the market for new automation systems in this arena will expand dramatically, both to retrofit existing coal, hydroelectric, and fossil fuel plants and to control new plants. In nuclear power generation, control systems are essential for the sensing, running, optimizing, and controlling of every aspect of the system to ensure safe operation. With over 40 new nuclear power generating systems expected to come on-line in the PRC in the next 20 years, HollySys is positioned to take advantage of this important growth opportunity.

"Controls for the railway systems in China are another important opportunity for HollySys to grow. Railroads have historically been the primary mode of transportation for both goods and people in the PRC. However, much of the system is dated and is grossly inadequate for the growing needs of this dynamic economy. As a result, the government of the PRC is pushing the development of more and faster rail transportation domestically, both

Chardan North China Acquisition Corp.                                     Page 5
February 2, 2006


regionally and within growing metropolitan areas. The state council has stated that by 2020 the number of kilometers of rail beds in China will increase by a third, from 75,000 km to 100,000 km. In the metropolitan areas, the council has stated that over 55 new subway or light rail transportation systems will be built in the near future. Again, HollySys is well positioned to take advantage of this opportunity."

Higher Quarterly Revenues, Profitability and a Strong Balance Sheet
-------------------------------------------------------------------
For its first quarter ended September 30, 2005, HollySys reported revenues of US $20.9 million, continuing the growth trend that HollySys has experienced for the past several years. HollySys reported net income of US $3.8 million for the quarter ended September 30, 2005, up 34.7% from the prior year comparable period.

As of September 30, 2005, cash and cash equivalents were US $8.5 million, working capital was US $24.4 million and the current ratio was 1.4:1. HollySys' total assets increased 11.6% to $108.1 million in just the quarter ended September 30, 2005, and are expected to increase again in the quarter ending December 31, 2005.

This release includes information derived from the US GAAP audited financial statements of HollySys for the fiscal years 2003, 2004 and 2005, and the reviewed statements for the quarter ended September 30, 2005.

Seasoned Management Team
------------------------
HollySys is led by a seasoned management team that will remain with the company following the closing of the merger. The founder and CEO of HollySys, Dr. Wang Changli, is an accomplished professional in automation systems technology. He received his Ph.D in Automation from Lancaster University, U.K. in 1988 and his BSc from Tianjin University in 1984. His work experience includes over 17 years in the automation and controls industry, including being the Vice Chairman of the Chinese Automation Industry Association.

Dr. Propper concluded, "HollySys has all of the elements to succeed, as its strong revenue and earnings growth history demonstrate. Its management team is very strong, its product platform is state-of-the-art, its strategy is sound, and it is well positioned to take advantage of the sectors most affected by China's continuing rapid economic expansion. HollySys is focused on strengthening its market leading positions by: concentrating its research efforts on core technologies; leveraging its large customer base to offer total solutions, including systems integration and customization of its proprietary products; capitalizing on its ability to provide tailor-made technology services to achieve higher profit margins and bidding leverage. We expect that our shareholders will be very pleased with our choice of HollySys for a business combination."

Chardan North China Acquisition Corp.                                     Page 6
February 2, 2006


HollySys' CEO, Dr. Wang Changli, stated, "HollySys is enthusiastic about the combination with Chardan North. This combination will give us the means to make additional strategic moves that will propel the Company forward. Having a publicly listed company in the United States will allow us to use our financial power to increase our vertical integration, which will in turn increase our profitability. HollySys has achieved a great deal of success in the Chinese market in a relatively short time. We are now poised to move to the next level, and the combination with Chardan North will certainly help us succeed in that effort."

About Chardan North
-------------------
Chardan North, a Delaware corporation based in San Diego, California, was incorporated in March 2005 to acquire an operating business based north of the Yangtze River in the People's Republic of China. Chardan North consummated its initial public offering in August 2005, receiving net proceeds of approximately $30.9 million through the sale of 5.75 million units at $6.00 per unit, each consisting of one share of common stock and two redeemable and convertible common stock warrants with an exercise price of $5.00. Chardan North holds over $30 million of the net proceeds of that offering in a trust account, which will be released upon the consummation of the business combination, subject to the exercise of redemption rights by Chardan North's shareholders, if any.

Terms of Closing
----------------
The closing of the acquisition is subject to customary closing conditions, including Chardan North stockholder approval of the stock purchase agreement and the redomestication of Chardan North as a British Virgin Islands company by means of a merger into a wholly owned subsidiary. In addition, the closing is conditioned on holders of not more than 20% of the shares of Chardan North issued in the IPO voting against the business combination and electing to convert their Chardan North shares into cash, as permitted by the Chardan North certificate of incorporation. The Chardan North initial stockholders and officers and directors, holding about 15% of the voting stock, have agreed to vote their stock in accordance with the majority of the shares of common stock voted by the public stockholders. It is expected that the transaction will close in the second quarter of 2006. There can be no assurance given that the transaction will be approved by shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about Chardan North, HollySys and their combined business after completion of the proposed acquisition. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Chardan North's and HollySys' management, are

Chardan North China Acquisition Corp.                                     Page 7
February 2, 2006


subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: business conditions in China, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which HollySys is engaged; fluctuations in customer demand; management of rapid growth; intensity of competition from or introduction of new and superior products by other providers of automation and control system technology; timing, approval and market acceptance of new product introductions; general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in Chardan North's filings with the Securities and Exchange Commission, including its report on Form 10-QSB for the period ended September 30, 2005. The information set forth herein should be read in light of such risks. Neither Chardan North nor HollySys assumes any obligation to update the information contained in this press release.

In connection with the pending transaction, HLS Systems International Ltd. ("HLS Systems") will file with the SEC a Registration Statement on Form S-4 containing a Proxy Statement/Prospectus for the stockholders of Chardan North China Acquisition Corporation ("CNCAC"). The stockholders of CNCAC are urged to read the Registration Statement and the Proxy Statement/Prospectus, when they are available, as well as all other relevant documents filed or to be filed with the SEC, because they will contain important information about Gifted Time Holdings, HLS Systems, CNCAC and the proposed transaction. The final Proxy Statement/Prospectus will be mailed to stockholders of CNCAC after the Registration Statement is declared effective by the SEC. CNCAC stockholders will be able to obtain the Registration Statement, the Proxy Statement/Prospectus and any other relevant filed documents for free at the SEC's website (www.sec.gov). These documents can also be obtained for free from CNCAC by directing a request to Lori Johnson c/o Chardan Capital, 625 Broadway, Suite 1111, San Diego, CA 92101.

HLS Systems, CNCAC and their respective directors and officers may be deemed to be participants in the solicitation of approvals from CNCAC stockholders in respect of the proposed transaction. Information regarding CNCAC's participants will be available in the Proxy Statement /Prospectus, which will be filed with the SEC. Additional information regarding the interests of such participants will be included in the Registration Statement containing the Proxy Statement / Prospectus that will be filed with the SEC.
                                       ###
                               (Tables to Follow)

Chardan North China Acquisition Corp.                                     Page 8
February 2, 2006


                      HOLLYSYS CONSOLIDATED BALANCE SHEETS
                                 (In US Dollars)

                                                                    June 30,
                                                          -----------------------------    September 30,
                                                              2004             2005             2005
                                                          ------------     ------------     ------------
                                                                                             (Unaudited)
ASSETS

Current Assets:
   Cash and cash equivalents                              $  7,292,741     $  9,234,139     $  8,524,450
   Contract performance deposit in banks                       965,793          955,432        1,280,524
   Term deposit                                                100,000          704,120          285,368
   Notes receivable                                          2,416,451               --               --
   Accounts receivable, net of allowance for doubtful
     accounts $1,113,084, $1,461,645 and $1,667,872         30,503,349       49,543,821       54,872,597
   Other receivables, net of allowance for doubtful
     accounts $107,400, $139,924 and $142,887                1,443,420        2,498,811        4,002,775
   Advances to suppliers                                     5,163,108        7,035,178        9,028,562
   Inventories                                               9,622,261        8,448,166        8,604,594
   Prepaid consulting fee                                           --           58,902           46,342
                                                          ------------     ------------     ------------
Total current assets                                        57,507,123       78,478,569       86,645,212

Property, plant and equipment, net                           9,078,407       13,904,262       16,785,980
Long term investments                                        4,213,370        4,447,350        4,650,354
                                                          ------------     ------------     ------------
Total assets                                              $ 70,798,900     $ 96,830,181     $108,081,546
                                                          ============     ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Short-term bank loans                                  $  6,282,773     $  8,699,329     $ 11,369,254
   Short-term bank loan from related parties                 1,812,338        2,416,480        2,471,577
   Current portion of long-term loans                        2,416,451        1,208,240          617,894
   Accounts payable                                         10,590,315       17,364,691       19,990,644
   Deferred revenue                                         11,922,811       10,787,462       12,008,399
   Dividend payable                                                 --          333,894               --
   Accrued payroll and related expense                       2,527,046        3,740,483        3,892,524
   Income tax payable                                        1,239,799          269,067          219,228
   Warranty liabilities                                        881,052        1,594,215        1,703,508
   Other tax payables                                        4,956,040        6,481,446        6,569,590
   Accrued liabilities                                       2,763,923        2,651,059        2,903,628
   Amounts due to related parties                              313,003          456,766          467,181
   Deferred tax liabilities                                     17,543           78,754           80,550
                                                          ------------     ------------     ------------
Total current liabilities                                   45,723,094       56,081,886       62,293,977
Long-term liabilities:
   Long-term loans                                           5,195,370        6,645,321        6,796,836
                                                          ------------     ------------     ------------
Total liabilities                                           50,918,464       62,727,207       69,090,813
Minority interest                                            4,425,419        6,334,435        6,786,103
Good will                                                      792,879          766,083          776,695
Stockholders' equity:
   Paid-in capital                                           9,552,105       11,952,105       11,952,105
   Additional paid-in capital                                   21,240           32,955           32,955
   Appropriated earnings                                     1,211,043        3,296,008        3,296,008
   Retained earnings                                         3,875,334       11,721,091       15,489,869
   Cumulative translation adjustments                            2,416              297          656,998
                                                          ------------     ------------     ------------
Total stockholder's equity                                  14,662,138       27,002,456       31,427,935
                                                          ------------     ------------     ------------
Total liabilities and stockholders' equity                $ 70,798,900     $ 96,830,181     $108,081,546
                                                          ============     ============     ============

Chardan North China Acquisition Corp.                                     Page 9
February 2, 2006


                   HOLLYSYS CONSOLIDATED STATEMENTS OF INCOME
                            AND COMPREHENSIVE INCOME
                                 (In US Dollars)

                                                                                              Three Months Ended
                                                 Years Ended June 30,                             September 30,
                                   ------------------------------------------------      ------------------------------
                                       2003              2004              2005              2004              2005
                                   ------------      ------------      ------------      ------------      ------------
                                                                                          (Unaudited)       (Unaudited)
Revenues:
   Integrated contract revenue     $ 32,927,629      $ 51,224,340      $ 75,027,422      $ 16,089,943      $ 20,183,789
   Products sales                     3,057,979         1,849,916         4,545,410           678,623           754,456
                                   ------------      ------------      ------------      ------------      ------------

Total revenues                       35,985,608        53,074,256        79,572,832        16,768,566        20,938,245

Cost of integrated contract          23,078,823        36,600,917        50,161,065        10,844,597        13,577,759
Cost of products sold                 1,532,781           338,167         2,518,835           121,613           451,782
                                   ------------      ------------      ------------      ------------      ------------

Gross profit                         11,374,004        16,135,172        26,892,932         5,802,356         6,908,704

Operating expenses:
   Selling                            4,264,176         5,490,320         7,649,676         1,591,689         1,950,251
   General and administrative         2,613,109         2,678,262         5,136,383           461,462           955,851
   Research and development             346,243           383,059           202,344           393,577            65,971
   Impairment loss                      621,893           139,937                --                --                --
   Loss on disposal of assets            13,020            11,963            29,511             2,941               820
                                   ------------      ------------      ------------      ------------      ------------

Total operating expenses              7,858,441         8,703,541        13,017,914         2,449,669         2,972,893
                                   ------------      ------------      ------------      ------------      ------------

Income from operations                3,515,563         7,431,631        13,875,018         3,352,687         3,935,811

Other income (expense), net              20,839            31,792           194,547            46,216            (2,441)
Interest expense, net                  (903,744)         (832,110)         (555,796)         (218,530)         (260,105)
Investment income (loss)                246,764            90,492           664,889           106,356             6,583
Subsidy income                          634,612             2,782         2,292,880            27,161           392,954
                                   ------------      ------------      ------------      ------------      ------------

Income before income taxes            3,514,034         6,724,587        16,471,538         3,313,890         4,072,802

Income taxes expenses                   636,816           947,768           401,468            41,075                --
                                   ------------      ------------      ------------      ------------      ------------

Income before minority
   interest                           2,877,218         5,776,819        16,070,070         3,272,815         4,072,802

Minority interest                       650,084         1,041,543         2,366,549           475,194           304,024
                                   ------------      ------------      ------------      ------------      ------------

Net income                         $  2,227,134      $  4,735,276      $ 13,703,521      $  2,797,621      $  3,768,778
                                   ============      ============      ============      ============      ============

Other comprehensive income
(loss):
   Translation adjustments                 (310)            1,212            (2,119)                3           656,701
                                   ------------      ------------      ------------      ------------      ------------

Comprehensive income               $  2,226,824      $  4,736,488      $ 13,701,402      $  2,797,624      $  4,425,479
                                   ============      ============      ============      ============      ============